Exhibit 99.1

SUPERVALU Provides Preliminary Diluted Earnings Per Share Guidance for Fiscal 2009 on a GAAP Basis of $3.06 to $3.22

Company Affirms Fiscal 2008 GAAP Guidance

MINNEAPOLIS--(BUSINESS WIRE)--SUPERVALU INC. (NYSE:SVU) said today that its preliminary earnings guidance for fiscal 2009, on a GAAP basis, is in a range of $3.06 to $3.22 per diluted share, which includes approximately $0.06 per diluted share for the 53-week year that begins on February 24, 2008 and ends on February 28, 2009. Preliminary fiscal 2009 diluted earnings per share guidance, on an adjusted basis, is expected to be in the range of $3.10 to $3.25 per diluted share when excluding one-time acquisition-related costs of $0.03 to $0.04 per diluted share.

The company affirmed its fiscal 2008 earnings guidance range of $2.71 to $2.77 per diluted share on a GAAP basis. On an adjusted basis, the fiscal 2008 earnings per share guidance range is now expected to be $2.92 to $2.98, when excluding one-time acquisition-related costs of $0.21 per diluted share, up from $0.20 per diluted share in previous guidance. The fiscal 2008 earnings per share range reflects identical store sales growth of approximately 0.5 percent, reflecting flat fourth quarter identical store sales.

“We are providing preliminary guidance for fiscal 2009 today and will give greater visibility to our 2009 outlook in mid April when we report our fiscal 2008 earnings. Our preliminary fiscal 2009 guidance range on a GAAP basis equates to an increase of 10 percent to 19 percent per diluted share and on an adjusted basis an increase of 4 percent to 11 percent per diluted share over fiscal 2008,” said Jeff Noddle, SUPERVALU chairman and chief executive officer. “Our fiscal 2009 earnings guidance reflects modest operating growth, including the benefits of synergies, lower interest expense and the 53rd week. We are assuming low single-digit sales growth and identical store sales growth in the range of 1 percent to 2 percent for fiscal 2009. We remain focused on our integration initiatives and our long-term growth strategies. We are confident in the overall strength of our business and the future earnings potential of the company."

On January 8th of this year the company announced its 2009 capital plan of $1.3 billion which will include 165 major store remodels, approximately 15 new traditional supermarkets and 55 to 65 limited assortment stores, including licensed stores.

	Diluted Earnings Per Share Summary

	Fiscal 2008 Guidance	Preliminary Fiscal 2009 Guidance
Diluted earnings per share on a GAAP basis	$2.71 to $2.77	$3.06 to $3.22
One-time acquisition-related costs	$0.21	$0.04 to $0.03
Diluted earnings per share before one-time costs	$2.92 to $2.98	$3.10 to $3.25
Weighted average diluted shares outstanding (millions)	215	215 to 217

Commenting on one-time acquisition-related costs, Noddle said, “Total one-time Albertsons acquisition-related costs are now estimated to fall in the $150 to $155 million range compared to previous guidance of $145 million, with consulting fees representing the primary component of this increase.”

On January 24th, 2008, Yolanda Scharton, Vice President of Investor Relations announced she would be leaving the company effective April 30, 2008. Filling this role as interim Vice President of Investor Relations will be David Oliver. Previously, Oliver was Vice President, Controller Supply Chain for SUPERVALU and also served in a key leadership role with the Albertsons acquisition. Prior to joining SUPERVALU in 2004, Oliver was Chief Financial Officer of Arden Group, Inc. (NASDAQ: ARDNA), a specialty grocery retailer in Southern California.

About SUPERVALU INC

SUPERVALU INC. is one of the largest companies in the United States grocery channel with estimated annual sales of approximately $44 billion. SUPERVALU holds leading market share positions across the U.S. with its approximately 2,450 retail grocery locations. Through SUPERVALU’s nationwide supply chain network, the company provides distribution and related logistics support services to more than 5,000 grocery endpoints across the country. SUPERVALU currently has approximately 190,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for the historical and factual information contained herein, the matters set forth in this news release, particularly those pertaining to SUPERVALU’s expectations or future operating results, statements as to the progress and expected benefits of the combination of the operations of Albertson's, Inc. that were acquired in June 2006 with those of SUPERVALU, such as efficiencies, cost savings, synergies, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer to realize than expected, the possibility that costs or difficulties related to the combination of Albertsons operations into SUPERVALU will be greater than expected, and the impact of competition, economic and industry conditions, security and food and drug safety issues, severe weather and natural disasters, escalating costs of providing employee benefits, and other labor relations issues including contract negotiations, expansion, liquidity, legal and administrative proceedings, regulatory and accounting matters, changes in operating conditions, and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
SUPERVALU INC.
Investors and Financial Media:
David Oliver, 952-828-4540
david.oliver@supervalu.com
Yolanda Scharton, 952-828-4540
yolanda.scharton@supervalu.com
Jean Giese, 952-828-4939
jean.giese@supervalu.com